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                                                                    EXHIBIT 99.1

PRESS RELEASE

[ALLIANCE RESOURCE PARTNERS L.P. LETTERHEAD]

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Announces Management Purchase of Remaining Interest in Managing General Partner

TULSA, Oklahoma, May 9, 2002 - Alliance Resource Partners, L.P. (Nasdaq: ARLP) today announced that members of its current management have purchased the remaining interests, that were not already owned, of its managing general partner, Alliance Resource Management GP, LLC, from the Beacon Group Energy Investment Fund, L.P., MPC Partners, L.P., and certain of their affiliates (collectively, the "Beacon Investors"). In a separate transaction, management also acquired the Beacon Investors' interests in Alliance Resource Holdings, Inc., the parent company of the Partnership's special general partner, Alliance Resource GP, LLC, which owns 1,232,780 and 6,422,531 of the Partnership's common and subordinated units, respectively.

Since the Partnership's inception in 1999, its managing general partner has been jointly controlled by the Beacon Investors, with a 74.1% ownership interest, and management, with the remaining interest of 25.9%. With the completion of the purchase, management now owns 100% of the managing general partner interests. The Beacon Investors' investment funds are approaching the end of their terms, requiring liquidation of their investment portfolios. The purchase price paid by management will be funded without utilizing any of the Partnership's assets or debt capacity. The Beacon Investors will remain involved with the Partnership through their continued role on the Board of Directors of the Partnership's managing general partner.

Mr. Preston R. (Jeff) Miller, a managing partner of the Beacon Investors, stated, "Since 1996, when we joined management in acquiring the coal assets that are now owned and operated by the Partnership, this investment has been a stellar one. With our investment funds nearing the end of their fund lives, this transition involving current management accomplishes several fundamental objectives: it allows a sale of the controlling interest of the Partnership's managing general partner to be completed with no disruption to the Partnership and its operations, it provides liquidity to our investors, it aligns management's interests even further with the public unitholders, and it keeps in place a management group that has been instrumental in the Partnership's performance from the date of the initial public offering in August 1999. We look forward to working with management in the continuing capacity as members of the Board of Directors of the Partnership's managing general partner."

Mr. Joseph W. Craft, III, President and CEO of the Partnership's managing general partner, commented, "The relationship with the Beacon Investors over the last six years has been a valuable and rewarding one. I am pleased that the Beacon Investors as represented by Messrs. Jeff Miller, John MacWilliams, and Jack Neafsey will continue on our Board of Directors. Under the stewardship of our Board and with management's continuing commitment, I believe the


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Partnership is well-positioned for the future. The management group and I are excited about the opportunity that has been presented and look forward to maximizing the value of all of our unitholders' investments."

Alliance Resource Partners is the nation's only publicly-traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates seven mining complexes in Illinois, Indiana, Kentucky and Maryland.


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